Exhibit 4.3

SECOND AMENDING AGREEMENT

BETWEEN

THE TORONTO-DOMINION BANK

(the “Bank”)

AND

SIERRA WIRELESS INC.

(“Sierra Wireless”)

WHEREAS Sierra Wireless and the Bank have entered into Standby Letter of Credit Facility Agreement dated as of July 7, 2011 and Amending Agreement dated as of November 26, 2012 (the “SBLC Facility Agreements”);

NOW THEREFORE FOR VALUABLE CONSIDERATION the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The SBLC Facility Agreements are amended as follows:

(a)	“Facility Limit” to be replaced with:

Up to an aggregate of US$10,000,000.00 (ten million United States Dollars), subject to a maximum amount of US$1,500,000 (one million five hundred thousand United States Dollars) for any one Letter of Credit, representing the aggregate face amount of all issued and undrawn Letters of Credit under the Facility and all drawn Letters of Credit for which the Applicant has not yet reimbursed the Bank under the Facility.”

(b)	“Purpose” to be replaced with:

The Facility is to be used by the Applicant on a revolving basis for the issuance (and subsequent renewal if agreed to by EDC and the Bank) at its request for its own account and for/on behalf of the following wholly-owned subsidiaries namely, Sierra Wireless Do Brasil Comunicacoes Ltda, Sierra Wireless (UK) Limited, and Sierra Wireless SA and any other wholly-owned subsidiary which may be agreed by EDC (each a “Sierra Wireless Subsidiary” and collectively the “Sierra Wireless Subsidiaries”) of standby letters of credit by the Bank in a format acceptable to the Bank.

(above standby letters of credit are hereinafter referred to as the “Letter of Credit” and collectively the “Letters of Credit”).

A Letter of Credit issued at the request of the Applicant on behalf of a Sierra Wireless Subsidiary may not state on its face that it is issued at the request of the Applicant. The Letter of Credit may instead state that it is issued at the request of the Sierra Wireless Subsidiary. All Letters of Credit so issued will continue to be deemed to be issued at the request of the Applicant and the terms of this Agreement will apply fully and effectually as if a reference to the Applicant requesting the issuance of the Letter of Credit had been stated on the face of the Letter of Credit. The Bank shall at all times take instructions for the issuance (and subsequent renewal if agreed to by EDC and the Bank) of the Letter of Credit solely from the Applicant and not from the subsidiary.

(c)	“Letters of Credit Issuance” to be replaced with:

Subject to the Conditions Precedent being met, the Bank will issue Letters of Credit on behalf of the Applicant in United States Dollars (USD), Canadian Dollars (CAD), Euros (EUR) and Pounds Sterling (GBP).

The Applicant unconditionally and irrevocably authorizes the Bank to pay any amount of any demand made on the Bank under and in accordance with the terms of any Letter of Credit.

(d)	Add the following paragraph to “Availability’’, sub-section (f):

In no event will the Bank renew any Letter of Credit if: (i) EDC has not confirmed coverage in respect of the Letter of Credit by completing a Confirmation of Request for Cover form; or (ii) the Applicant has not paid the requisite PSG fee to EDC in respect of the renewal before the Bank is required to notify the beneficiary if it elects not to renew the subject Letter of Credit (dictated by the notification requirement in each Letter of Credit).

2.	The execution of this Second Amending Agreement effectively amends the SBLC Facility Agreements and the terms and conditions contained therein. Except as amended herein, the Parties hereto hereby confirm that in all other respects the terms, covenants and conditions of the SBLC Facility Agreements remain unchanged, unmodified, and in full force and effect. Terms used in this Second Amending Agreement and not defined herein have the same meaning as defined in the SBLC Facility Agreements.

3.	This Second Amending Agreement shall be interconnective and form part of the SBLC Facility Agreement and shall be binding on and enure to the benefit of the parties and their respective successors and assigns.

4.	The Corporation confirms it has the power to execute this Second Amending Agreement, deliver this Second Amending Agreement and has taken all necessary action to authorize such execution, delivery and performance of its obligations under the Second Amending Agreement. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents or any contractual restriction binding on or affecting it or any of its assets.

5.	This Second Amending Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Dated as of this 5th day of December, 2013

THE TORONTO-DOMINION BANK

/s/ Sumit Paliwal		/s/ Nancy Kwa
Name:	Sumit Paliwal	Name:	Nancy Kwa
Title:	Director	Title:	Vice President

Address for the Bank:

TD Bank

77 King Street West

Royal Trust Tower, 19th Floor

Toronto, Ontario M5K 1A2

For:
SIERRA WIRELESS INC.

by:	/s/ David McLennan
Name:	David McLennan
Title:	CFO

Address for the Applicant:

Sierra Wireless Inc.

13811 Wireless Way

Richmond, BC

Canada V6V 3A4